Exhibit 99.1

Press Release

ARLINGTON, Va.—May 14, 2008 — The AES Corporation (NYSE: AES) announced today that it plans to offer approximately $600 million aggregate principal amount of senior unsecured notes due 2020 in a private placement.

The senior notes will not be registered under the Securities Act of 1933, or any state securities laws.  Therefore, the senior notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable securities laws.  This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes.

CONTACT: The AES Corporation

SOURCE: The AES Corporation